UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 13, 2008

CHINA LOGISTICS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	0-31497	65-1001686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7300 Alondra Boulevard, Suite 108, Paramount, CA	90723
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(562) 408-3888

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Audit Report.

On October 13, 2008 the Board of Directors of China Logistics Group, Inc. (the “Company”) determined that the Company’s financial statements for the year ended December 31, 2007, the three months ended March 31, 2008 and the six months ended June 30, 2008 could no longer be relied upon as the Company needs to correct such financial statements related to the accounting treatment for the acquisition of a majority interest in Shandong Jiajia International Freight & Forwarding Co., Ltd., a Chinese limited liability company (“Shandong Jiajia”).

By way of background, on December 31, 2007 the Company acquired a 51% interest in Shandong Jiajia pursuant to an acquisition agreement. Under the terms of the acquisition agreement, as amended, the Company:

•	issued Messrs. Liu and Chen, the owners of Shandong Jiajia, an aggregate of 1,000,000 shares of the Company’s Series A Preferred Stock,

•

issued Mr. Chen 120,000 shares of the Company’s Series B Preferred Stock and three year options to purchase an additional 2,000,000 shares of the Company’s common stock at an exercise price of $0.30 per share, and

•	contributed $1,040,816 to increase the registered capital of Shandong Jiajia and provided $959,184 to Shandong Jiajia for working capital purposes

The total value of the purchase price consideration was $4,724,816. We used the purchase method of accounting for qualifying business combinations.

The Company’s Board of Directors has subsequently determined that for accounting purposes instead of using the purchase method of accounting the Company should have accounted for the transaction as a reverse acquisition as: (1)the transaction resulted in a change of control of the Company: (2) subsequent to the closing of the transaction the previous management resigned; and (3) the Company’s MediaReady operations had no revenues in 2007. The Company is in the process of preparing restatements to the Company’s financial statements for the year ended December 31, 2007 as well as for the three and six months ended June 30, 2008 to apply reverse acquisition accounting to the transaction with Shandong Jiajia. Following the reverse acquisition accounting recognition, historical asset values are utilized to determine the valuation of the transaction and the financial records of Shandong Jiajia will become those of the Company.

The Company’s Board of Directors has discussed these matters with Sherb & Co., LLP, its independent registered accounting firm. The Company will file an amended Annual Report on Form 10-K as well as amended Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008 as soon as practicable, which such amended reports will contain restated financial statements to reflect the corrections in this accounting error.

Item 8.01	Other Events.

As previously disclosed, on September 24, 2008 the U.S. Securities and Exchange Commission filed a complaint against the Company, Jeffrey Harrell, the former CEO and principal and financial accounting officer of the Company and David Aubel, previously the Company’s largest shareholder and formerly a consultant to the Company. The SEC complaint alleges that at various times between April 2003 and September 2006, Messrs. Harrell and Aubel engaged in various improper accounting, reporting, securities trading and disclosure activities in violation of federal securities laws. Based on the allegations in the SEC complaint and other conduct of Messrs. Aubel and Harrell, the Company has begun an investigation to determine the validity of the debt underlying the convertible note payable/related party in the amount of $3,098,959 and $2,373,179 at December 31, 2006 and 2007, respectively. In March 2008 the owner and holder of this convertible note payable, Mr. David Aubel, converted $2,521,379 purportedly due him into 2,864,606 shares of the Company’s common stock at $0.88 per share. The fair market value of the conversion totaled $1,861,994 or $0.65 per share and the excess value was treated as a capital contribution totaling $659,385. If the Company is unable to substantiate the validity of the debt underlying the convertible note payable, it will consider filing suit against Mr. Aubel to recover all or a part of the 2,864,606 shares of the Company’s common stock that were issued to him in connection with the conversion of that debt and for damages. In addition, the Company may also be required to restate its financial statements to correct accounting errors in prior periods related to this convertible note payable. No decision, however, has been made at this time regarding a possible restatement of the Company’s financial statements related to this convertible note payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LOGISTICS GROUP, INC.

Date:	October 15, 2008	By: /s/ Wei Chen
Wei Chen,

CEO and President